Dated:  June 1, 2008
Exhibit 1
To
TRANSFER AGENCY AND REGISTRAR AGREEMENT

LIST OF PORTFOLIOS

Munder Series Trust
Munder Asset Allocation Fund-Balanced
Munder Bond Fund
Munder Energy Fund
Munder Growth Opportunities Fund
Munder Index 500 Fund
Munder Integrity Mid Cap Value Equity Fund
Munder Integrity Small/Mid Cap Value Equity Fund
Munder International Equity Fund
Munder International Fund-Core Equity
Munder International Small-Cap Fund
Munder Large-Cap Growth Fund
Munder Large-Cap Value Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Small-Cap Value Fund
Munder Tax-Free Short & Intermediate Bond Fund

Munder Series Trust II
Munder Healthcare Fund

MUNDER SERIES TRUST MUNDER SERIES TRUST II	BNY MELLON INVESTMENT SERVICING (US) INC.
By:_________________________	By:_________________________
Name:_______________________	Name:_______________________
Title:________________________	Title:________________________

D-1